EXHIBIT 10(e)(24)

2013 Executive Long-Term Incentive Program (“2013 E-LTIP”)

Under the 2013 E-LTIP, executive officers of the Company are eligible to receive performance shares based on certain performance measures established by the Compensation Committee of the Board of Directors (the “Committee”).

The performance elements and corresponding weightings for the 2013 E-LTIP are:

(i) (40%) Adjusted Earnings per Share (EPS): Diluted Earnings Per Share from Continuing Operations as reported in the Company’s audited consolidated financial statements, as adjusted on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis/MD&A or the footnotes to the financial statements) items (on an individual, or in the aggregate, annual basis per item and subject to monetary thresholds as noted): amortization of acquisition-related intangibles; restructuring and asset impairment charges (amounts in excess of $50 million); gains/(losses) resulting from acts of war, terrorism or natural disasters (if equal to or greater than $50 million pre-tax); items individually identified within Other Expenses, net, (except for interest, currency and asset dispositions) and in an amount equal to or greater than $25 million. If any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment; gains/(losses) from the settlement of tax audits or changes in enacted tax law (if equal to or greater than $30 million); our share of after-tax effects of the above items incurred by Fuji-Xerox (if our share is equal to or greater than $10 million).

(ii) (40%) Adjusted Operating Cash Flow: Net Cash provided by (used for) Operating Activities as reported in the Company’s audited consolidated financial statements, as adjusted for the following items: with the exception of cash payments for restructurings, cash flow impacts (inflows and outflows) resulting from the EPS adjustments as identified above whether or not the cash flow impact and the EPS impact are in the same fiscal year; cash payments for restructurings in excess of the amount reported as current restructuring reserves in the preceding year’s Annual Report.

(iii) (20%) Revenue Growth: Revenue growth adjusted to (1) exclude the impact of changes in the translation of foreign currencies into U.S. dollars and (2) exclude the impacts of individual acquisitions/divestitures when such impacts are disclosed on an individual basis in either the Company’s consolidated financial statements or MD&A.

Acquisitions and Divestitures: EPS, Operating Cash Flow and Revenue Growth will be adjusted for the impacts of any individual acquisition/divestiture in excess of $500 million purchase/sale price.

Any other items approved by the Committee for adjustment of the above metrics will be considered a modification of the award.